Exhibit 10.19

The Law Office of Brandon S. Chabner,
A Professional Corporation

1601 Pacific Coast Highway, Suite 290

Hermosa Beach, CA 90254

310-698-0740

March 19. 2011

AdShark, Inc. ("Client" or "AdShark")

27665 Forbes Road

Laguna Niguel, CA 92677

Attn: Wayne Irving, CEO Fax No.: 949-266-5597

Re: Engagement Agreement

Dear Client:

Please allow this letter (the "Agreement") to confirm our agreement concerning your retaining The Law Office of Brandon Chabner, A Professional Corporation (the "Firm") as outside legal counsel in connection with transactional legal matters and such other legal matters as may be determined by the parties from time to time (the "Engagement"). This writing represents the parties' understanding and agreement with respect to the terms of the Engagement.

1. Conditions.

This Agreement shall not take effect until you return a signed copy of this Agreement. Unless the parties make a different agreement in writing, this Agreement will govern all future services the Firm may perform for you and governs and relates back to any previous legal services that were performed by the Firm prior to the date of your execution of this Agreement.

2. Scope of Agreement.

It is understood that you are retaining the Firm solely in connection with the Engagement. By this Agreement, you empower the Firm to proceed with the handling of these matters as deemed advisable by the Firm. The Firm will take all reasonable steps to complete the matter on a timely basis, to keep you informed of our progress, and to respond to your inquiries. In all matters we shall maintain strict secrecy with respect to all confidential disclosures made by you and shall also comply in all other respects with the duties of attorneys set forth in the California Business & Professions Code and the Rules of Professional Conduct of the State Bar of California.

AdShark, Inc., attn: Wayne Irving, CEO

March 19, 2011

3. Client's Duties.

You agree to be truthful with us, to cooperate, to keep us informed of developments, to abide by this Agreement, to pay our bills on time and to keep us advised of your current address, telephone number and whereabouts.

4. Disclaimer of Guarantee. Under the law, we cannot guarantee or promise any results. Nothing in this Agreement and nothing in what we say or do can be construed as a guarantee about the outcome of your matter. Our past or future comments about the outcome of your matter or opinions are not guarantees. Any estimate of fees we give you is not a guarantee. Actual fees may vary from the estimates given.

5. Deposit.

The Firm reserves the right to request a deposit in advance of performing legal services. In the event that such a deposit is in fact required, this deposit shall be held in our client trust account (wiring instructions for the client trust account will be provided to you separately, to the extent such a deposit is necessary). You authorize us to use that fund to pay the fees and other charges you incur. Any unused deposit at the conclusion of the matter shall be refunded. When the deposit is exhausted, the Firm reserves the right to request an additional deposit, which you shall pay within thirty (30) days after our demand for same.

6. Billing for Services Rendered.

Except as may otherwise be agreed upon by the Firm and you from time to time, the Firm will perform legal services at the following hourly rates:

Brandon Chabner $75.00*

These hourly billing rates are subject to change without prior notice. If at a future date you would like to receive a revised range of rates which takes into account changes after the date of this letter, we will provide an updated schedule upon request. We will bill you in increments of tenths of an hour for the work that is performed, unless otherwise agreed to by the parties.

*The parties understand and agree that the Firm is charging Client based on a discounted rate for the legal services to be performed (current hourly rate for Brandon Chabner's services is $255.00). The parties agree that as compensation for: (i) the Firm's agreement to perform legal services under this Agreement; (ii) Brandon Chabner's agreement to serve as a

3

AdShark, Inc., attn: Wayne Irving, CEO March 19, 2011

member of the board of directors of Adshark; and (iii) legal advice provided by the Firm to Client in connection with the formation of Adshark, Client shall pay the additional Adshark common stock compensation to Brandon Chabner as follows: (i) additional shares of Adshark common stock as agreed to by the parties (the "Section 6(i) Stock Compensation"), such that, when the award of such Section 6(ii) is combined with the cash compensation to be paid to the Firm in connection with the performance of such services, the aggregate total compensation paid to the Firm and Brandon Chabner shall be approximately equal to $175 per hour of work performed. The terms and conditions pertaining to such Section 6(i) Stock Compensation shall be reflected in documentation that will be added to, and incorporated into, this Agreement as an attachment. The parties also agree that any common stock compensation to be paid to Brandon Chabner pursuant to this Agreement shall be paid on a semi-annual basis (e.g. on or about 6-30 and 12-31 of each calendar year period during the term of this Agreement) for legal services that have been rendered during the applicable six (6) month (or lesser) calendar year period. Client agrees that any shares of common stock paid to Brandon Chabner pursuant to this Section 6 shall be subject to piggy-back registration rights.

We will charge you for the time we spend on telephone calls, email correspondence, meetings etc. relating to your matter, including without communications with you and with third parties. We will also charge for travel time, both local and out of town.

Occasionally, we may contract with outside parties for services in connection with our representation of you. If we do, we may forward the invoice to you and ask you to pay the invoice directly.

7. Additional Costs and Expenses.

In addition to legal fees, the following is a list of common costs and expenses which may be included on your monthly statement:

Fees fixed by law and assessed by courts

and other agencies, including filing fees

Out of town lodging

Messenger and courier services

Postage and copying charges

Telecopier services

Telephone usage charges

Travel (both in town and out of town)

Parking

You agree to pay these costs and expenses in addition to our hourly fees. All costs and expenses will be charged to you at our cost.

AdShark, Inc., attn: Wayne Irving, CEO March 19, 2011

8. Statements.

We will normally send you monthly statements for services and costs. However, if we perform minimal services in a particular month, we may send a statement covering more than one month. All statements will be payable within thirty (30) days following receipt. To the extent that any statement is not paid within thirty (30) days of the statement date, we reserve the right to assess interest charges against the outstanding balance (commencing as of the date the statement is past due) at the rate of ten percent (10%) per annum.

9. Disputes and Arbitration; Governing Law; Venue; Severability; Counterparts; Entire Agreement; Amendments; Headings.

If you disagree with our fee as shown in any statement, please call us. Typically, we resolve such disagreements to the satisfaction of both sides with little inconvenience or formality. If we are not able to resolve a fee dispute, you have the right to request arbitration under supervision of the California State Bar Association. This Agreement is entered into in the State of California, and its validity, interpretation, and legal effect will be governed by laws applicable to contracts entered into and performed entirely within the State of California. Any action arising under or relating to this Agreement may only be initiated and maintained in competent state and federal courts located in Los Angeles. You and we hereby consent and submit to the personal jurisdiction of these courts for the purpose of any litigation. If any provision of this Agreement is held in whole or in part to be unenforceable for any reason, the remainder of that provision and of the Agreement will be severable and remain in effect. This Agreement may be executed in a number of counterparts, and all executed counterparts together will constitute one and the same agreement. Any such execution may be of a facsimile copy hereof, and any signature transmitted to another party by facsimile will be valid and binding. This is our entire agreement with respect to its subject matter, and this Agreement supersedes all prior agreements, representations, and negotiations. This Agreement may be modified only by a writing signed by both parties. The headings in this Agreement are for convenience only.

10. Estimates Are Not Binding.

From time-to-time you may wish to ask us for estimates of the fees and costs of the work which we will perform for you. We will be happy to provide you with such estimates, but you agree that the Firm will not be bound by any estimate we give you - estimates are merely for your convenience. We do not warrant or guarantee that the actual fees and costs will not be higher than estimated amounts insofar as complicated legal matters often involve unexpected issues which take time and effort to resolve.

11. Termination of Services.

AdShark, Inc., attn: Wayne Irving, CEO March 19, 2011

This Agreement will continue in effect according to its terms, unless terminated by us or by you in writing. Either party may discharge the other at any time, upon reasonable notice. Either party may send to the other a written notice of termination at any time. If either party terminates this Agreement, we will stop all work for you, consistent with ethical requirements. Each party agrees to sign any documents reasonably necessary to complete our discharge or withdrawal. Following termination, we will promptly bill you for all outstanding services and costs incurred through the termination date, which fees and costs shall be immediately due and payable. In addition, if you do not pay any invoice promptly on or before the 30th day following the date of our statement, we would not have any further duty to represent you, regardless of the status of the matter at the time of nonpayment.

12. Records.

On your written request within sixty (60) days after we have notified you that our services are concluded, we will make your materials, samples, or original court/governmental documents available for you to pick up and you will pay us for the photocopying charges in making copies of your materials for our file. Otherwise, any materials we retain may be discarded right away. Your materials do not include any attorney work product such as paper or electronic draft, note, internal memo, attorney representation, administration, and accounting materials, including attorney-client correspondence and conflicts material.

13. Effective Date.

This Agreement will take effect when you have performed the conditions stated above in Paragraph 1, but its effective date will be retroactive to the date we first performed legal services for you. The date at the beginning of this Agreement is for reference only.

If the arrangement described in this letter is acceptable to you, please confirm your agreement by signing the enclosed copy of this letter in the space provided and returning it to the Firm. We appreciate the opportunity to represent you.

Very truly yours,

/s/ Brandon Chabner

Brandon Chabner, Esq.

The Law Offices of Brandon S. Chabner, A Professional Corporation

AdShark, Inc., attn: Wayne Irving, CEO March 19, 2011

The undersigned has read and understands the foregoing terms and agrees with them and accepts them.

“CLIENT”

AdShark, Inc.

/s/ Wayne Irving II

By: Wayne Irving II

CEO and Authorized Officer

Dated: 3/19/2011